Exhibit 5.1

April 21, 2010	file no: 433114.23

Canadian Superior Energy Inc.
3200, 500 – 4th Avenue S.W.
Calgary, AB  T2P 2V6

Attention:	Robb D. Thompson,
Chief Financial Officer

Dear Sirs:

Re:	Canadian Superior Energy Inc. - Registration Statement on Form F-3

We are Canadian counsel to Canadian Superior Energy Inc. (the “Corporation”), a corporation incorporated under the Business Corporations Act (Alberta), in respect of the filing by the Corporation of the above-captioned Registration Statement on Form F-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”).  The Registration Statement covers the resale of an aggregate of 27,500,000 common shares without par value in the Corporation, of which 25,000,000 common shares (the “Conversion Shares”) are issuable by the Corporation on the conversion of Series B Preferred Shares of the Corporation and 2,500,000 common shares (the “Warrant Shares”) are issuable by the Corporation on exercise of warrants of the Corporation, all as described in the Registration Statement.

We have examined originals or copies, certified or identified to our satisfaction, of such public and corporate records, certificates and other documents and have considered such questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed.  In conducting such examinations, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy of the records maintained by all public offices where we have searched or enquired or have caused searches or enquiries to be conducted, as the case may be, and the authenticity of all corporate records, documents, instruments and certificates submitted to us as originals.  We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

Based on the foregoing, we are of the opinion that the Conversion Shares and the Warrant Shares, when issued as described in the Registration Statement, including, in the case of the Warrant Shares, payment of the exercise price, will be duly issued by the Corporation as fully paid and non-assessable shares in the capital of the Corporation.

We do not express any opinion as to any laws other than the laws of the Province of Alberta and the laws of Canada applicable therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to the name of our firm therein. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Yours truly,

(signed)  “Borden Ladner Gervais LLP”